FHP EMPLOYEE PROXY SOLICITATION CAMPAIGN
                           E-MAIL MESSAGE



To:       (Global E-Mail)

From:     Bill Price and Mark Hacken
          Office of the Chief Executive

RE:       FHP'S ACQUISITION OF TAKECARE -- VOTE FOR!

______________________________________________________________________

Dear Employee Stock Ownership Plan (ESOP) Participant:

If you have already voted in favor of FHP's acquisition of TakeCare --
THANK YOU!

IF YOU HAVE NOT YET VOTED, PLEASE TAKE TIME TO DO SO TODAY. Information has been mailed to your home which will enable you to read about the merger and then cast your vote. In the packet of materials previously sent to your home, you will find a blue voting instruction card. On one side of the card you will find space to mark your vote for two parts of the merger proposal:

1) To approve and adopt the merger agreement signed March 3, 1994, as amended. If you would like to review the agreement, it is included in the document titled "Joint Proxy Statement/Prospectus" as Exhibit A; a description of the agreement begins on page 37.

2) To allow FHP to increase the authorized number of shares of common and preferred stock. This part of the proposal will allow FHP to have a sufficient number of shares to issue to the TakeCare shareholders.

In order for the merger to take effect, the majority of shareholders must vote in favor of both of these proposals.

WE ARE ASKING YOU TO VOTE FOR THE ACQUISITION OF TAKECARE. The merger makes sound business sense for both companies and is fully supported by FHP's Board of Directors and senior executive team.

Just sign, date, and return the blue voting instruction card today in the pre-addressed, postage paid envelope.

YOUR CARD MUST BE MAILED NO LATER THAN JUNE 3, 1994.

Signed // Bill Price, Mark Hacken